UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2014

Family Dollar Stores, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-6087	56-0942963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road
Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders

At the Annual Meeting of Stockholders of Family Dollar Stores, Inc. (the "Company") held on January 16, 2014, stockholders voted:

(1)	To elect to the Company's Board of Directors the eleven nominees named in the Proxy Statement for the Annual Meeting as follows:

Nominee	Shares Voting For	Shares Withholding Vote
Mark R. Bernstein	91,821,239	1,655,551
Pamela L. Davies	91,894,048	1,582,742
Sharon Allred Decker	91,473,585	2,003,205
Edward C. Dolby	91,732,768	1,744,022
Glenn A. Eisenberg	91,940,299	1,536,491
Edward P. Garden	93,256,289	220,501
Howard R. Levine	90,417,100	3,059,690
George R. Mahoney, Jr.	91,848,642	1,628,148
James G. Martin	91,471,742	2,005,048
Harvey Morgan	92,166,160	1,310,630
Dale C. Pond	92,188,475	1,288,315

There were no abstentions and 5,865,965 broker non-votes with respect to the election to the Board of Directors.

(2) To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and tabular compensation disclosure in the Proxy Statement, with 90,035,369 shares voted for, 3,257,110 shares voted against, and 184,311 shares abstaining. There were 5,865,965 broker non-votes with respect to the approval of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers.

(3) To ratify the action of the Audit Committee of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent registered public accountants of the Company for fiscal 2014, with 98,620,234 shares voted for, 601,156 shares voted against, and 121,365 shares abstaining. There were no broker non-votes with respect to the appointment of PricewaterhouseCoopers LLP.

Item 8.01.	Other Events.

On January 16, 2014, the Company’s Board of Directors approved an increase in the amount of the regular quarterly dividend payment to $0.31 per share, an increase of 19.2% from the preceding quarterly cash dividend of $0.26 per share. The increase will be effective with the declaration of the next quarterly dividend.

A copy of the news release issued by the Company announcing the increase in the quarterly cash dividend is attached hereto as Exhibit 99.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

99 - News Release dated January 16, 2014, regarding the Company’s increase in the quarterly cash dividend

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date: January 21, 2014	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr.
Senior Vice President-General Counsel and Secretary